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                                                                    EXHIBIT 11.1

                    YOUNG BROADCASTING INC. AND SUBSIDIARIES
                      RE COMPUTATION OF PER SHARE EARNINGS
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                                             THREE MONTHS ENDED
                                        ---------------------------
                                           MARCH 31,     MARCH 31,
                                             1996          1997
                                        ---------------------------
SHARES OF COMMON STOCK OUTSTANDING
 FOR THE ENTIRE PERIOD................     10,548,181    14,230,357

ISSUANCE OF 27,685 SHARES OF COMMON
 STOCK TO THE COMPANY'S DEFINED
 CONTRIBUTION PLAN....................         26,164             -

REPURCHASE OF 111,383 SHARES OF COMMON
 STOCK FROM J.P. MORGAN CAPITAL
 CORPORATION..........................       (107,711)            -

ISSUANCE OF 28,481 SHARES OF COMMON
 STOCK TO THE COMPANY'S DEFINED
 CONTRIBUTION PLAN....................              -        25,316
                                        ---------------------------
WEIGHTED AVERAGE SHARES OF COMMON
 STOCK OUTSTANDING....................     10,466,634    14,255,673
                                        ---------------------------

NET INCOME (LOSS).....................    ($3,338,446)  ($5,566,042)
                                        ===========================

NET LOSS PER COMMON SHARE

       NET INCOME (LOSS)..............         ($0.32)       ($0.39)
                                        ===========================

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